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                                                                     EXHIBIT 3.4


                          CERTIFICATE OF INCORPORATION

                                       of

                      KAISER ALUMINA AUSTRALIA CORPORATION

                                   ---------

     FIRST. The name of the corporation is the Kaiser Alumina Australia Corporation.

     SECOND. Its principal office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington 99, Delaware.

     THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on, are to do any or all the things hereinafter mentioned as fully and to the same extent as natural persons might or could do in any part of the world:

     To purchase, produce, manufacture, toll, or otherwise acquire and to sell, assign, transfer or otherwise dispose of, trade and deal in and with bauxite, alumina, coal, gas, oil and all other minerals of every kind and description.

     To build, equip, operate, maintain, buy, sell, deal in and with, own, charter, and dispose of, ships, barges, boats and vessels of every kind and nature whatsoever.

     To manufacture, buy or otherwise acquire, own, mortgage, sell, assign, transfer or otherwise dispose of, trade and deal in and with goods, wares and merchandise and personal property of every class and description.

     To take, own, hold, deal in, mortgage or otherwise give liens against, and to lease, sell, exchange, transfer or in any manner whatever, to dispose of real property or any interest therein.

     To acquire and pay for in cash, stock or bonds of this corporation, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.



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     To acquire, hold, use, sell, lease, grant licenses in respect of, mortgage or otherwise dispose of, letters patent of the United States or any foreign country, patent rights, licenses, privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

     To loan money, to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of (as principal or agent) shares of the capital stock of, or any bonds, securities or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state, country, nation or government, and while the owner thereof to exercise all the rights, powers and privileges of ownership.

     To promote or to aid in any manner financially or otherwise, any corporation or association; and for this purpose guarantee or become a surety upon the contracts, dividends, stock, bonds, notes or other obligations of such other corporations or associations; and to do any other acts or things designed to protect, preserve, improve or enhance the value of the stock, bonds, or other evidences of indebtedness or securities of such other corporation.

     To enter into any lawful arrangements for sharing profits and/or losses, union of interests, reciprocal concessions, or cooperation with any corporation, association, partnership, syndicate, person, governmental, municipal or public authority, domestic or foreign, in the carrying on of any business which this corporation is authorized to carry on, or any business or transaction deemed necessary, convenient or incidental to carrying out any of the purposes of the corporation.

     To borrow money for any of the purposes of this corporation, and to issue bonds, debentures, notes or other obligations therefor, and to secure the same by pledge or mortgage of the whole or any part of the property of this corporation, whether real or personal, or to issue bonds, debentures, notes or other obligations without any such security.

     To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further, that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

     To carry on any other lawful business whatsoever which may seem to the corporation capable of being carried on in connection with the above, or calculated directly or indirectly to



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promote the interests of the corporation, or to enhance the value of its properties; and to have, enjoy and exercise all the rights, powers and privileges which are now or which may hereafter be conferred upon corporations organized under the same statutes as this corporation.

     The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

     FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) and the par value of each of such shares is one hundred and no/100th dollars ($100.00), amounting in the aggregate to one million and no/100th dollars ($1,000,000.00).

     FIFTH. The minimum amount of capital with which the corporation will commence business is Fifty Thousand Dollars ($50,000).

     SIXTH. The names and places of residence of the incorporators are as follows:

               NAMES                    RESIDENCES
               -----                    ----------

          S. H. Livesay                 Wilmington, Delaware
          F. J. Obara, Jr.              Wilmington, Delaware
          A. D. Grier                   Wilmington, Delaware

     SEVENTH. The corporation is to have perpetual existence.

     EIGHTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

     NINTH. In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

     To make, alter or repeal the by-laws of the corporation consistent with the provisions herein contained.



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     To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserves in the manner in which it was created.

     By resolution or resolutions, passed by a majority of the whole board to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution resolutions or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

     When and as authorized by the affirmative vote of the holders of two-thirds of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of two-thirds of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

     By the affirmative vote of the holders of two-thirds of the stock issued and outstanding having voting power given at a stockholders' meeting called for that purpose, or by the written consent of the holders of two-thirds of the voting stock issued and outstanding, the corporation may in its by-laws confer powers upon its board of directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.

     TENTH. No holder of shares of stock of the corporation shall be entitled as of right to purchase or subscribe for any part of any unissued stock of the corporation or of any new or additional authorized stock of the corporation of any class whatsoever, or of any issue of securities of the corporation convertible into stock, whether such stock or securities be issued for money or for a consideration other than money or by way of dividend, but any such unissued stock or such new or additional authorized stock or such securities convertible into stock may be



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issued and disposed of to such persons, firms, corporations and associations, and upon such terms as may be deemed advisable by the board of directors, without offering to stockholders then of record or any class of stockholders any thereof upon the same terms or upon any terms.

     ELEVENTH. The corporation may enter into contracts or transact business with one or more of its directors or with any firm of which one or more of its directors are members, or with any corporation or association in which any one of its directors is a stockholder, director or officer, and such contract or transaction shall not be invalidated or in any wise affected by the fact that such director or directors have or may have interests therein which are or might be adverse to the interests of the corporation, even though the vote of the director or directors having such adverse interest shall have been necessary to obligate the corporation upon such contract or transaction; and no director or directors having such adverse interest shall be liable to the corporation or to any stockholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of any such contract or transaction; nor shall any such director or directors be account- able for any gains or profits realized thereon: Always provided, however, that such contract or transaction shall at the time at which it was entered into have been a reasonable one to have been entered into and shall have been upon terms that at the time were fair.

     TWELFTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made,



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be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     THIRTEENTH. Meetings of stockholders and the board of directors may be held without the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be from time to time designated by the board of directors.

     FOURTEENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and seals this 27th day of April A.D. 1964.

                                                     S. H. LIVESAY    (SEAL)
                                            --------------------------

                                                     F. J. OBARA  JR. (SEAL)
                                            --------------------------

                                                     A. D. GRIER      (SEAL)
                                            --------------------------




STATE OF DELAWARE     )
                      )SS
COUNTY OF NEW CASTLE  )


     BE IT REMEMBERED that on this 27th day of April, A.D. 1964, personally came before me, a Notary Public for the State of Delaware, S. H. Livesay, F.
J. Obara, Jr. and A. D. Grier, all of the parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the act and deed of the signers respectively and that the facts therein stated are truly set forth.

     GIVEN under my hand and seal of office the day and year aforesaid.


                                                  HOWARD K. WEBB
                                            --------------------------
                                                  Notary Public

HOWARD K. WEBB
  NOTARY PUBLIC
APPOINTED JUNE 26, 1962
 STATE OF DELAWARE
  TERM 2 YEARS



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